EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-20549, No. 333-65459, No. 333-38568, No. 333-88836 and No. 333-107645 of Powerwave Technologies, Inc. on Form S-8, Registration Statements No. 333-81384 and 333-107633 of Powerwave Technologies, Inc. on Form S-3 and Registration Statement No. 333-112182 of Powerwave Technologies, Inc. on Form S-4 of our reports dated March 10, 2005, relating to the financial statements and financial statement schedule of Powerwave Technologies, Inc., and management’s reports on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Powerwave Technologies, Inc. for the year ended January 2, 2005.

DELOITTE & TOUCHE LLP

Costa Mesa, California
March 10, 2005